Exhibit 99.2

Contact :	Dominic Petrucci Chief Operating Officer Cornerstone Ventures, Inc. 949 263 4340 dpetrucci@crefunds.com

Cornerstone Core Properties REIT, Inc. Announces $9.8 Million Commitment to Purchase Classic Business Park in Perris, California and $4.5 Million Acquisition of Marathon Center in Largo, Florida

Irvine, CA – May 7, 2007 - Cornerstone Core Properties REIT, Inc (CCP REIT) announced today its commitment to acquire Classic Business Park, a newly constructed multi-tenant industrial park in Perris, California and the acquisition of Marathon Center in Largo, Florida.  Marathon Center was acquired in a joint venture with JBK Capital, LLC in which CCP REIT is the managing partner and owns a 97% joint venture interest.

Classic Business Park is part of planned development that will include 153,037 square feet of multi-tenant industrial buildings, free-standing single-tenant industrial buildings and a showroom building.  CCP REIT has committed to acquire two of the multi-tenant industrial buildings totaling 79,042 square feet.

Ease of access and freeway visibility are two key characteristics that will make Classic Business Park attractive to tenants.  The property is strategically located on interstate 215, approximately 70 miles east of Los Angeles, in the eastern Inland Empire growth corridor that extends from San Bernardino and Riverside to Temecula, California.  This is considered to be one of the fastest growing areas in the United States, as cited in John E. Husing’s Inland Empire quarterly Economic Report.  The acquisition is expected to close when construction is complete, targeted for the spring of 2008.

“We believe this is an excellent opportunity to own brand new, well designed multi-tenant industrial property in a growing market.  We will have a year to pre-market the property and no development or construction risks,” commented Bob Peterson, CCP REIT’s chief investment officer.

Marathon Center, consisting of 52,020 square feet of leasable space in two single-story buildings, is located in central Pinellas County, Florida within minutes of major interstate highways that provide access to downtown Tampa, Tampa’s airport, St. Petersburg, the St. Petersburg/Clearwater International Airport and Tampa International airport.  The central part of Pinellas County is almost entirely developed.  According to CB Richard Ellis, the Tampa Bay industrial market continued to tighten in late 2006, experiencing decreased vacancy rates and rental rate increases across all product types.  Limited supply, paired with Tampa Bay’s continued economic growth, indicates that the favorable vacancy and rental rate trends should continue.

Cornerstone Core Properties REIT, Inc is a publicly offered, non-traded real estate company investing in investment grade core real estate, primarily multi-tenant industrial properties located in major metropolitan markets throughout the United States.  Since its inception in 2006, CCP REIT has acquired six properties in some of the largest and most supply constrained markets in the United States, including Southern California, Arizona and Florida.

This literature must be accompanied or preceded by a prospectus to fully understand all risks. The release may contain forward-looking statements with the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including discussions regarding Cornerstone Core Properties REIT, Inc’s use of proceeds and certain other factors that may affect future earnings or financial results. Such statements involve risk and uncertainties which could cause actual results to vary materially form those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes general economic conditions, changes in real estate conditions, construction delays, changes in interest rates, lease-up risks, lack of financing availability and lack of capital proceeds. This neither an offer nor a solicitation to purchase securities. Such an offer can be made only by  means of a prospectus. To obtain a prospectus, please contact your investment professional or Pacific Cornerstone Capital, Inc. at 1920 Main Street, Suite 400, Irvine, CA 92614 (877 805 3333). Securities offered through Pacific Cornerstone Capital, Inc. Member NASD and SIPC. Investments are not FDIC insured, not bank guaranteed and may lose value.